CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Maximum Offering Price	Maximum Aggregate Offering Price	Amount of Registration Fee(2)
0.375% Notes due 2021	$392,000,000	99.630%	$390,549,600	$39,328.34

(1)	€350,000,000 aggregate principal amount of 0.375% Notes due 2021 will be issued. The Amount to be Registered is based on the May 24, 2016 euro/U.S.$ exchange rate of euro 1 per US$1.12, as reported by Bloomberg.
(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-200537

PROSPECTUS SUPPLEMENT

(To prospectus dated November 24, 2014)

€350,000,000

Air Products and Chemicals, Inc.

0.375% Notes due 2021

The notes referenced above (the “Notes”) will mature on June 1, 2021. We will pay interest on the Notes on June 1 of each year, beginning on June 1, 2017. We may redeem the Notes prior to maturity, in whole or in part, as described in this prospectus supplement. If the Company experiences specific kinds of changes of control accompanied by a ratings decline, it will be required to offer to purchase the Notes from holders. The Company may also redeem all, but not part, of the Notes at a price equal to 100% of the principal amount plus accrued and unpaid interest upon the occurrence of certain changes in applicable tax law.

We intend to apply to list the Notes on the New York Stock Exchange. Currently, there is no public market for the Notes.

Investing in these Notes involves risks. See “Risk Factors” on page S-3 of this prospectus supplement to read about important factors you should consider before buying the Notes.

	Public Offering Price(1)	Underwriting Discount	Proceeds, Before Expenses, to the Company(1)

Per Note	99.630%	0.350%	99.280%
Total	€348,705,000	€1,225,000	€347,480,000

(1)	Plus accrued interest, if any, from June 1, 2016, if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the Notes will be made to investors in book-entry form through a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about June 1, 2016, which is the fifth London business day following the date of this prospectus supplement.

Joint Book-Running Managers

BOFA MERRILL LYNCH	HSBC	J.P. MORGAN

Co-Managers

Banco Bilbao Vizcaya Argentaria, S.A.	Lloyds Bank	Santander	Scotiabank	SMBC Nikko

The date of this prospectus supplement is May 24, 2016.

Prospectus Supplement

Prospectus

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell Notes and making offers to buy Notes only in jurisdictions in which offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the Notes. In this prospectus supplement and the accompanying prospectus, the “Company,” “we,” “us” and “our” refer to Air Products and Chemicals, Inc.

This document is not a prospectus for the purposes of the Prospectus Directive (as defined below). This document has been prepared on the basis that all offers of the Notes in any member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of the Notes.

The communication of this document and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of Section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (“FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or within Article 49(2)(a) to (d) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or

S-i

investment activity to which this document relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this document or any of its contents.

If we use a capitalized term in this prospectus supplement and do not define the term, it is defined in the accompanying prospectus.

References herein to “$,” “U.S. $,” “dollars” and “U.S. dollars” are to the currency of the United States of America; and references to “€” and “euros” are to the single currency introduced at the third stage of the European Monetary Union pursuant to the Treaty establishing the European Community, as amended. The financial information presented or incorporated by reference in this prospectus supplement and accompanying prospectus have been prepared, unless otherwise noted, in accordance with generally accepted accounting principles in the United States.

The distribution of this prospectus supplement and accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Selling Restrictions.”

S-ii

Stabilization

IN CONNECTION WITH THE ISSUE OF THE NOTES, HSBC BANK PLC (IN THIS CAPACITY, THE “STABILIZING MANAGER”) OR ANY OTHER PERSON ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE FINAL TERMS OF THE OFFER OF THE NOTES IS MADE, AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES.

About Air Products and Chemicals, Inc.

Air Products and Chemicals, Inc. (the “Company”), a Delaware corporation originally founded in 1940, serves energy, electronics, chemicals, metal and manufacturing customers globally with a unique portfolio of products, services and solutions that include atmospheric gases, process and specialty gases, performance materials, equipment and services. The Company is the world’s largest supplier of hydrogen and helium and has built leading positions in growth markets such as refinery hydrogen, semiconductor materials, natural gas liquefaction and advanced coatings and adhesives.

Forward-looking statements

This prospectus supplement contains or incorporates by reference “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings guidance and business outlook. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of such statements. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, global or regional economic conditions and supply and demand dynamics in market segments into which the Company sells; significant fluctuations in interest rates and foreign currencies from that currently anticipated; with regard to the previously announced separation of the Company’s Materials Technologies business, general economic and business conditions that may affect the separation and the execution thereof, changes in capital market conditions, or the Company’s decision not to consummate the separation due to market, economic or other events; future financial and operating performance of major customers; unanticipated contract terminations or customer cancellations or postponement of projects and sales; asset impairments due to economic conditions or specific events; the impact of competitive products and pricing; challenges of implementing new technologies; ability to protect and enforce the Company’s intellectual property rights; unexpected changes in raw material supply and markets; the impact of price fluctuations in natural gas and disruptions in markets and the economy due to oil price volatility; the ability to recover increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory investigations; the success of productivity and cost reduction programs; the timing, impact, and other uncertainties of future acquisitions or divestitures; political risks, including the risks of unanticipated government actions; acts of war or terrorism; the impact of changes in environmental, tax or other legislation and regulatory activities in jurisdictions in which the Company and its affiliates operate; and other risk factors described herein or incorporated by reference in this prospectus supplement.

Without limiting the foregoing, this prospectus supplement contains or incorporates by reference forward-looking statements regarding, among other things, the expected timetable for completing the Transaction (as defined below); potential benefits and synergies of the Transaction; the Company’s and Evonik’s (as defined below) future expectations, beliefs, plans, objectives, financial conditions and performance; the Company’s plans for completion of the spin-off of the EMD Business (as defined below); the expected benefits of the spin-off; the tax free nature of the spin-off; the prospects for the independent companies following the spin-off; and the timing of the spin-off. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of such statements. Actual results may differ materially from the expectations expressed in such forward-looking statements because of many factors not anticipated by management, including, without limitation, additional timing required to consummate the Transaction; inability to satisfy the conditions to closing of the Transaction; the risk that a regulatory approval that may be required for the Transaction is not obtained or is obtained subject to conditions that are not anticipated; other events that prevent the closing of the Transaction from occurring; the Company’s ability to obtain regulatory approvals necessary to effect the spin-off of the EMD Business; the Company’s ability to fully realize the anticipated benefits of the spin-off; negative effects of the announcement or the consummation of the proposed spin-off on the market price of the Company’s common stock; significant transaction costs and unknown liabilities; general economic and business conditions; changes in capital market conditions; future opportunities that the Company’s board of directors may determine present a greater potential to increase shareholder value than the spin-off; the ability of the companies to operate independently following the spin-off; the impact of credit rating agency or tax authority actions or other factors on the cash proceeds the Company expects to derive from the transactions; and other risk factors described herein or incorporated by reference in this prospectus supplement.

The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained or incorporated by reference in this prospectus supplement to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

Risk factors

An investment in the Notes is subject to a number of risks. You should carefully consider the following factors, as well as the risk factors in the documents incorporated by reference in this prospectus, and all of the other information herein and therein before making an investment decision. See “Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

The Notes are subject to prior claims of any of our secured creditors.

The Notes are our unsecured general obligations, ranking equally with other unsecured and unsubordinated debt but effectively subordinated to any secured debt that we have or may incur to the extent of the value of the collateral securing such debt.

Credit ratings of the Notes may change and affect the market price and marketability of the Notes.

Credit ratings are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market price or marketability of the Notes and increase our corporate borrowing costs.

An active trading market for the Notes may not develop, which could limit their market prices or your ability to sell them.

The Notes constitute a new issue of debt securities for which there currently is no trading market. As a result, we cannot provide any assurance that any market will develop for the Notes or that you will be able to sell your Notes. Although we expect the Notes to be listed for trading on the New York Stock Exchange, no assurance can be given that the Notes will become or remain listed, that a trading market for the Notes will develop or of the price at which investors may be able to sell the Notes, if at all. In addition, we will have no obligation to maintain, and may terminate, any listing of the Notes on the New York Stock Exchange without the consent of the holders of the Notes. If any of the Notes are traded after their initial issuance, they may trade at discounts from their initial offering prices depending on prevailing interest rates, the markets for similar securities, general economic conditions, our financial condition, performance and prospects and other factors. The underwriters have advised us that they intend to make a market in each series of notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Notes, that you will be able to sell your Notes at a particular time or that the prices you receive when you sell will be favorable. To the extent an active trading market does not develop, the liquidity and trading prices for the Notes may be harmed. Accordingly, you may be required to bear the financial risk of an investment in the Notes for an indefinite period of time.

The indenture does not restrict the amount of additional debt that we may incur.

The Notes and indenture governing the Notes do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for holders of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the trading value of the Notes, if any, and a risk that the credit rating of the Notes is lowered or withdrawn.

Holders of the Notes will receive payments solely in euros, except under the limited circumstances provided herein, and investments in a currency other than the currency in which a holder of the Notes resides entails significant risks.

The initial investors in the Notes will be required to pay for the Notes in euro. Principal and interest payments of the Notes are payable by us in euro. None of the Company, the underwriters, the Trustee or the paying agent will be obligated to assist the initial investors in obtaining euro or in converting other currencies into euro to facilitate the payment of the purchase price for the Notes.

An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in Notes resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”), entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the Notes offered hereby, these risks may include the possibility of:

•	significant changes in rates of exchange between the euro and the investor’s home currency; and

•	the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.

A number of factors outside of the Company’s control, including economic, financial and political events, affect the Notes.

The Company has no control over a number of factors affecting the Notes offered hereby and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of certain risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries, and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic crisis and the actions taken or to be taken by various national governments in response to the crisis as well as market perceptions concerning the instability of the euro could significantly affect the exchange rates between the euro and the investor’s home currency.

Holders of the Notes may be subject to certain risks relating to the euro, including the effects of exchange rate fluctuations as well as possible exchange controls.

The exchange rates of an investor’s home currency for euro and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a note, in the investor’s home currency equivalent of the principal payable at the maturity of that note and generally in the investor’s home currency equivalent market value of that note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.

The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates as well as the availability of euro at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the Notes.

Furthermore, the Notes will be governed by New York law. Under New York law, a New York state court rendering a judgment on the Notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the Notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the Notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars will depend upon various factors, including which court renders the judgment.

This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the Notes, that are denominated or payable in a currency other than an investor’s home currency. You should consult your own financial, legal and tax advisors as to the risks involved in an investment in the Notes.

We may not be able to repurchase the Notes upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to each holder of the Notes to repurchase all or any part of that holder’s Notes at a purchase price equal to 101% of the aggregate principal amount of thereof, together with accrued and unpaid interest thereon to the date of repurchase. It is possible that we will not have sufficient funds at the time of any Change of Control Triggering Event to make the required repurchases. In order to obtain sufficient funds to pay the purchase price of the outstanding Notes, we may need to refinance the Notes. We cannot assure you that we would be able to refinance the Notes on reasonable terms, or at all.

The Notes permit us to make payments in U.S. dollars if we are unable to obtain euros.

If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. The amount payable on any date in euros will be converted into U.S. dollars in accordance with the indenture governing the Notes. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the indenture governing the Notes. There can be no assurance that this exchange rate will be as favorable to holders of Notes as the exchange rate otherwise determined by applicable law. These potential developments, or market perceptions concerning these and related issues, could materially adversely affect the value of the Notes.

Trading in the clearing systems is subject to minimum denomination requirements.

The Notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive notes are required to be issued in relation to such notes in accordance with the provisions of the relevant global notes, a holder who does not have the minimum denomination or an integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive notes unless and until such time as its holding satisfies the minimum denomination requirement.

Documents incorporated by reference

The SEC allows us to “incorporate by reference” the information we file with the SEC under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC will automatically update, modify and, where applicable, supersede this information. We incorporate by reference into this prospectus supplement the specific documents listed below and all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering of securities under this prospectus supplement, which future filings shall be deemed to be incorporated by reference into this prospectus supplement and to be part of this prospectus supplement from the date we subsequently file such documents. Unless we specifically state otherwise, we do not incorporate by reference any documents or information deemed to be furnished and not filed in accordance with SEC rules. The SEC file number for these documents is 1-4534.

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2015, filed with the SEC on November 24, 2015;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2015, filed with the SEC on January 29, 2016;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on April 28, 2016; and

•	Our Current Reports on Form 8-K filed with the SEC on December 18, 2015, February 2, 2016, April 4, 2016, May 6, 2016 and May 23, 2016.

Any statement contained in this prospectus supplement or the accompanying prospectus or in any document incorporated by reference into this prospectus supplement or the accompanying prospectus shall be deemed to be modified or, where applicable, superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus supplement or the accompanying prospectus or any subsequently filed document that also is incorporated by reference into this prospectus supplement or the accompanying prospectus modifies or supersedes such prior statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference into this prospectus supplement and a copy of the registration statement of which this prospectus is a part. You can request copies of such documents if you call or write us at the following address or telephone number:

Corporate Secretary’s Office

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, Pennsylvania 18195-1501

Telephone: (610) 481-4911

Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference into such document. You may also obtain copies of our SEC filings as described under the heading “Where You Can Find More Information” in the accompanying prospectus.

Use of proceeds

We will use the net proceeds from the sale of the Notes, which are expected to be approximately €346.9 million after payment of underwriting discounts and estimated expenses related to the offering, for general corporate purposes. These general corporate purposes may include repayment and refinancing of debt, including repayment of commercial paper. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

As described above, net proceeds from the sale of the Notes may be used to repay commercial paper. One or more of the underwriters participating in the sale of the Notes or their affiliates may hold positions in our commercial paper. To the extent that net proceeds from the sale of the Notes are applied to repay commercial paper held by any of the underwriters or their affiliates, they will receive proceeds of the sale of the Notes through the repayment of that commercial paper. If 5% or more of the net proceeds from the sale of the Notes (not including underwriting discounts) is used to repay commercial paper held by at least one of the underwriters or their affiliates, the sale of the Notes will be conducted in accordance with FINRA Rule 5121. In such event, such underwriter or underwriters will not confirm sales of the Notes to accounts over which they exercise discretionary authority without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Recent developments

Sale of performance materials division

On May 6, 2016, we entered into a Purchase Agreement (the “Purchase Agreement”) with Evonik Industries AG (“Evonik”). Subject to the terms and conditions of the Purchase Agreement, Evonik has agreed to purchase certain subsidiaries and assets comprising the Performance Materials division of our Materials Technologies segment (the “PMD Business”) for $3.8 billion in cash and the assumption of certain liabilities of the PMD Business (the “Transaction”). The purchase price is subject to certain adjustments pursuant to the Purchase Agreement. Under the terms of the Purchase Agreement, operational facilities, labs, contracts, customers, employees and certain legal entities associated with the PMD Business would transfer to Evonik.

The PMD Business consists of epoxy curing agents (40 percent of revenues), polyurethane additives (32 percent of revenues) and specialty additives businesses (28 percent of revenues). The PMD Business has approximately 1,100 employees and includes major production facilities in the United States, Germany, the United Kingdom, China and Japan. The PMD Business generated $1.04 billion in revenues, $212 million of operating income, and $241 million of Adjusted EBITDA over the last twelve months ending March 31, 2016. The PMD Business had $1.08 billion of revenues, $214 million of operating income, and $244 million of Adjusted EBITDA in fiscal 2015. PMD had $836 million of total assets as of September 30, 2015 and $841 million of total assets as of March 31, 2016. See “—Reconciliation of Adjusted EBITDA” for a description of how we define Adjusted EBITDA and a reconciliation of Adjusted EBITDA to operating income.

The Transaction is expected to close before the end of calendar year 2016 and is subject to regulatory approvals and customary closing conditions, including, among others: (1) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of required clearances from certain other governmental antitrust authorities; (2) the absence of any statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order prohibiting or restricting the consummation of the Transaction; (3) the completion of certain information technology separation activities; and (4) in the case of Evonik’s obligation to close, the receipt by us of certain third-party approvals. Each party’s obligation to consummate the Transaction is also subject to (1) the accuracy of the other party’s representations and warranties contained in the Purchase Agreement (subject to certain materiality qualifiers) and (2) the other party’s performance and compliance in all material respects with its obligations and covenants under the Purchase Agreement.

Either party has the right to terminate the Purchase Agreement under certain circumstances. Those circumstances include, but are not limited to: (1) material breach by the other party that has not been cured, if curable, within 30 days after notice; (2) mutual consent; (3) failure to consummate the Transaction by May 6, 2017 (the “Outside Date”), which Outside Date is subject to extension by either party for an additional three months if all conditions except for the receipt of antitrust approvals are satisfied; or (4) on account of action by a governmental authority that restrains, enjoins or otherwise prohibits any material portion of the transactions contemplated by the Purchase Agreement.

Evonik is required to pay Air Products a termination fee of $190 million if the Purchase Agreement is terminated: (1) by either party as a result of any antitrust-related final, nonappealable order or injunction prohibiting the closing; (2) by Air Products as a result of material breach by Evonik of its antitrust-related covenants such that the antitrust-related condition is incapable of being satisfied; or (3) by either party as a result of the closing failing to occur on or before the Outside Date, as it may be extended, if such delay is due to an injunction with respect to a regulatory law or failure to obtain the required antitrust approvals.

The consummation of the Transaction is subject to conditions, the satisfaction of which is subject to risks and uncertainties, therefore, there can be no assurance that we will consummate the Transaction on a timely basis or at all. If the Transaction does not close, we will not receive the proceeds of the purchase price.

Potential Spin-off of electronic materials division

We intend to spin-off our Electronic Materials division of our Materials Technologies segment (the “EMD Business”) to stockholders as a separate public company, called Versum Materials. We are on track to separate the EMD Business by the end of September 2016 and will continue to evaluate whether debt and equity market conditions are favorable for a tax-free spin-off.

We also may explore strategic alternatives for the EMD Business other than the potential spin-off, and there can be no assurance that we will consummate the separation of the EMD Business by the end of September 2016 or at all.

The EMD Business consists of advanced materials (35 percent of revenues), process materials (39 percent of revenues) and delivery systems (26 percent of revenues). The EMD Business has approximately 1,900 employees and includes major production facilities in the United States, Korea and Taiwan. The EMD Business generated $974 million in revenues, $294 million of operating income, and $351 million of Adjusted EBITDA over the last twelve months ending March 31, 2016. The EMD Business had $1.0 billion of revenues, $266 million of operating income, and Adjusted EBITDA of $331 million in fiscal 2015. EMD had $893 million of total assets as of September 30, 2015 and $848 million of total assets as of March 31, 2016. See “—Reconciliation of Adjusted EBITDA” for a description of how we define Adjusted EBITDA and a reconciliation of Adjusted EBITDA to operating income.

Cash priorities

With regard to the use of the cash we expect to receive from the announced transactions, our current prioritization of the use of cash is as follows:

1.	Repayment of debt;

2.	Investment in organic growth or accretive acquisitions;

3.	Maintaining and increasing our dividend;

4.	Potential share repurchases.

Reconciliation of adjusted EBITDA

Adjusted EBITDA is a “non-GAAP financial measure.” As used in this prospectus supplement regarding the Material Technologies Segment and the Performance Materials division and Electronic Materials division therein, we define Adjusted EBITDA as operating income for the applicable segment or division (including noncontrolling interests) before depreciation and amortization expense. Segment and divisional operating income excludes various charges and other items included in consolidated income from continuing operations that our management does not allocate to a particular segment or division, including business restructuring and cost reduction actions, pension settlement loss, business separation costs, gain on previously held equity interest, gain on land sales and loss on early retirement of debt. Segment and divisional operating income also excludes interest expense and income tax provisions, which are subtracted from consolidated income from continuing operations to calculate net income as determined in accordance with GAAP.

The presentation of Adjusted EBITDA is intended to enhance the usefulness of financial information by providing measures which management uses internally to evaluate our operating performance.

We use Adjusted EBITDA to assess our operating performance by excluding certain disclosed items that we believe are not representative of our underlying business. We believe Adjusted EBITDA provides investors with meaningful information to understand our underlying operating results and to analyze financial and business trends. Non-GAAP financial measures such as Adjusted EBITDA should not be viewed in isolation, are not a substitute for GAAP measures, and have limitations which include but are not limited to:

•	Certain of the items described above that are excluded from our non-GAAP measures, such as interest expense and income tax provision, represent ongoing costs of the Company;

•	Depreciation and amortization represent the wear and tear and/or reduction in value of the plant, equipment, and intangible assets which permit us to manufacture and/or market our products; and

•	Other companies may define non-GAAP measures differently than we do, limiting their usefulness as comparative measures.

A reader may find any one or all of these items important in evaluating our performance. Management compensates for the limitations of using non-GAAP financial measures such as Adjusted EBITDA by using them only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. In evaluating these financial measures, the reader should be aware that we may incur expenses similar to those eliminated in this presentation in the future.

Presented below are reconciliations of operating income to Adjusted EBITDA:

Material Technologies Segment	Fiscal Year Ended	Quarter Ended				Last Twelve Months Ended
(Millions)	2015	June 30, 2015	Sept. 30, 2015	Dec. 31, 2015	March 31, 2016	March 31, 2016
Sales to External Customers	$2,087.1	$539.8	$490.0	$490.0	$494.3	$2,014.1

Operating Income
Performance Materials	$213.9	$57.8	$50.3	$44.1	$59.5	$211.7
Electronic Materials	265.8	76.9	63.0	83.3	70.3	293.5
Non Divisional	(3.0)	(3.2)	3.1	(0.2)	(0.5)	(0.8)

Total Operating Income	$476.7	$131.5	$116.4	$127.2	$129.3	$504.4
Add: Depreciation and amortization	92.8	22.7	22.8	19.6	20.0	85.1
Add: Equity Affiliates’ Income	2.2	0.3	0.6	0.4	0.2	1.5

Adjusted EBITDA	$571.7	$154.5	$139.8	$147.2	$149.5	$591.0

Performance Materials	Fiscal Year Ended	Quarter Ended				Last Twelve Months Ended
(Millions)	2015	June 30, 2015	Sept. 30, 2015	Dec. 31, 2015	March 31, 2016	March 31, 2016
Sales to External Customers	$1,077.7	$276.8	$257.5	$244.6	$260.8	$1,039.7
Operating Income	$213.9	$57.8	$50.3	$44.1	$59.5	$211.7
Add: Depreciation and amortization	29.0	7.3	6.9	6.9	7.5	28.6
Add: Equity Affiliates’ Income	1.2	0.3	0.3	0.2	0.2	1.0

Adjusted EBITDA	$244.1	$65.4	$57.5	$51.2	$67.2	$241.3

Electronic Materials	Fiscal Year Ended	Quarter Ended				Last Twelve Months Ended
(Millions)	2015	June 30, 2015	Sept. 30, 2015	Dec. 31, 2015	March 31, 2016	March 31, 2016
Sales to External Customers	$1,009.4	$263.0	$232.5	$245.4	$233.5	$974.4
Operating Income	$265.8	$76.9	$63.0	$83.3	$70.3	$293.5
Add: Depreciation and amortization	63.8	15.4	15.9	12.7	12.5	56.5
Add: Equity Affiliates’ Income	1.0	—	0.3	0.2	—	0.5

Adjusted EBITDA	$330.6	$92.3	$79.2	$96.2	$82.8	$350.5

Description of notes

The following description of the particular terms of the 0.375% Notes due 2021 (the “Notes”) offered hereby (referred to in the accompanying prospectus as the Debt Securities) supplements the description of the general terms and provisions of the Debt Securities included in the accompanying prospectus. The following summary of the Notes is qualified in its entirety by reference in the accompanying prospectus to the description of the indenture dated as of January 10, 1995 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. as successor to U.S. Bank National Association (formerly, Wachovia Bank, National Association and initially First Fidelity Bank, National Association), as trustee (the “Trustee”).

General

The Notes will mature at par on June 1, 2021. The Notes will constitute part of the senior debt of the Company and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. The Notes will be issued in fully registered form only, in denominations of €100,000 and additional multiples of €1,000.

Each Note will bear interest from June 1, 2016 at the annual rate of 0.375%. Interest on the Notes will be payable annually on June 1, commencing on June 1, 2017, to the person in whose name such Note is registered at the close of business on the 15th calendar day prior to the payment date.

Interest payable at the maturity of the Notes will be payable to registered holders of the Notes to whom principal is payable. Interest will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or June 1, 2016, if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Markets Association.

If any interest payment date falls on a day that is not a Business Day, the interest payment will be postponed to the next day that is a Business Day, and no interest on such payment will accrue for the period from and after such interest payment date. If the maturity date of the Notes falls on a day that is not a Business Day, the payment of interest and principal shall be made on the next succeeding Business Day, and no interest on such payment will accrue for the period from and after the maturity date.

Interest payments for the Notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to but excluding the interest payment date or the date of maturity, as the case may be.

Neither the trustee nor the paying agent shall act as the exchange rate agent or have any responsibility for effecting any foreign currency conversions or calculations hereunder.

The Notes will constitute a separate series of Debt Securities under the Indenture.

The Company may, without the consent of the holders of a series of Notes, issue additional Notes having the same ranking and the same interest rate, maturity and other terms (except for the issue date and public offering price) as the Notes. Any additional Notes having such similar terms, together with the Notes, will constitute a single series of Debt Securities under the Indenture. No additional Notes having such similar terms may be issued if an Event of Default has occurred with respect to the Notes or if such additional Notes will not be fungible with the previously issued Notes for federal income tax purposes.

As used in this prospectus supplement, “Business Day” means any day, other than a Saturday or Sunday, (i) that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York or London, and (ii) on which the Trans-European Automated Real-Time Gross settlement Express Transfer system (the TARGET2 System) or any successor thereto, is open.

Payment in Euros

The initial investors in the Notes will be required to pay for the Notes in euro. Principal and interest payments of the Notes are payable by us in euro. If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then-member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Notes will be made in U.S. dollars until the euro is again available to us or so used. In such circumstances, the amount payable on any date in euros will be converted into U.S. dollars in accordance with the Indenture. Any payment in respect of the Notes so made in U.S. dollars will not constitute an event of default under the Notes or the Indenture.

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

Optional redemption

At any time, or from time to time, prior to May 1, 2021, we may, at our option, redeem the Notes in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the applicable maturity date (exclusive of any accrued interest) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) using a discount rate equal to the Comparable Government Bond Rate plus 15 basis points, plus, in each case, any interest accrued but not paid to the date of redemption. The redemption price shall be calculated by the Company.

At any time on or after May 1, 2021, the Notes will be redeemable at our option, at a redemption price equal to 100% of the principal amount of the applicable Notes being redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding the redemption date.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by us, a German Bundesanleihe security whose maturity is closest to the maturity of the Notes, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other German Bundesanleihe security as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German Bundesanleihe securities selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield on the Notes, if they were to be purchased at such price on the third business day prior to the date fixed for redemption, would be equal to the gross redemption yield on such business day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

Change of control and ratings decline

Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer (a “Change of Control Offer”) to each holder of Notes to repurchase all or any part (equal to €1,000 or an integral multiple thereof) of such holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will be required to mail (or otherwise transmit in accordance with the Depositary) a notice to each holder stating:

(1)	that the Change of Control Offer is being made pursuant to the covenant entitled “Change of control and ratings decline”;

(2)	the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 45 days after the date such notice is mailed (the “Change of Control Payment Date”);

(3)	that any Notes not tendered will continue to accrue interest in accordance with the terms of the Indenture;

(4)	that, unless we default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)	that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the fifth business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is unconditionally withdrawing its election to have such Notes purchased;

(6)	that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to €100,000 in principal amount or an integral multiple of €1,000 in excess thereof; and

(7)	any other information material to such holder’s decision to tender Notes.

We will not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes a Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the form of Notes applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

Except as described above with respect to a Change of Control Triggering Event, the Indenture will not contain any provisions that permit the holders of the Notes to require that we repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

“Board of Directors” means either the Board of Directors of the Company or any committee of such Board duly authorized to act hereunder.

“Capital Stock” means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock or partnership or membership interests, whether common or preferred.

“Change of Control” means the occurrence of any one of the following:

(1)	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock, measured by voting power rather than number of shares;

(2)	the first day on which the majority of the members of the Company’s Board of Directors cease to be Continuing Directors; or

(3)	the adoption of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Continuing Director” means, as of any date of determination, any member of the Company’s Board of Directors who:

(1)	was a member of such Board of Directors on the date of the issuance of the Notes; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P). In the event that we shall select any other Rating Agency, the equivalent of such ratings by such Rating Agency shall be used.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P and any other Rating Agency appointed by the Company.

“Ratings Decline” means within 60 days after the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) (the “Trigger Period”), (a) if two or more Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the rating of the Notes shall be reduced by at least two Rating Agencies and the Notes shall be rated below Investment Grade by each of such Rating Agencies or (b) if only one Rating Agency is providing a rating for the Notes at the commencement of any Trigger Period, the rating of the Notes shall be reduced by such Rating Agency and the Notes shall be rated below Investment Grade by such Rating Agency. Neither the trustee nor the paying agent shall be responsible for monitoring our Investment Grade status or determining whether a Ratings Decline has occurred.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” with respect to any person, means securities of any class of Capital Stock of such person entitling the holders thereof (whether at all times or only so long as no senior class of stock or other relevant equity interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such person.

Defeasance of the indenture and notes

The provisions of the Indenture described in the accompanying prospectus under “Description of Securities—Debt Securities—Defeasance of the Indenture and Securities” will apply to the Notes. In addition, as a condition to defeasance, we must deliver to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain, or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

Payment of additional amounts

We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the Notes to a holder that is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1)	to any tax, assessment or other governmental charge that would not have been imposed but for the holder, a fiduciary, settlor, beneficiary, member or shareholder of the holder, or a person holding a power over an estate or trust administered by a fiduciary holder, being treated as:

(a)	being or having been engaged in a trade or business in the United States, or having or having had a permanent establishment in the United States;

(b)	having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Notes, the receipt of any payment in respect of the Notes or the enforcement of any rights under the Indenture), including being or having been a citizen or resident of the United States;

(c)	being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for U.S. federal income tax purposes, a foreign tax exempt organization, or a corporation that has accumulated earnings to avoid United States federal income tax;

(d)	being or having been a “10-percent shareholder” of the Company, as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(e)	being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business, within the meaning of section 881(c)(3) of the Code or any successor provision;

(2)	to any holder that is not the sole beneficial owner of the Notes, or a portion of the Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)

to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or beneficial owner to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4)	to any tax, assessment or other governmental charge that is imposed otherwise than by withholding from the payment;

(5)	to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6)	to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7)	to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other paying agent in a member state of the European Union;

(8)	to any tax, assessment or other governmental charge that would not have been imposed but for presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(9)	to any tax, assessment or other governmental charge required to be withheld or deducted that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any Treasury regulations promulgated thereunder, or any other official interpretations thereof, any agreement (including any intergovernmental agreement) entered into in connection therewith, or any law, regulation or other official guidance enacted in any jurisdiction implementing FATCA (as defined below) or an intergovernmental agreement in respect of FATCA; or

(10)	in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), and (9).

Except as specifically provided under this heading “—Payment of Additional Amounts,” we will not be required to pay additional amounts in respect of any tax, assessment or other governmental charge.

As used under this heading “—Payment of Additional Amounts” and under the heading “—Redemption for Tax Reasons,” the term “United States” means the United States of America, any state thereof, and the District of Columbia, and the term “United States person” means (i) any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person for U.S. federal income tax purposes), (iii) any estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) any trust if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or if a valid election is in place to treat the trust as a United States person.

Redemption for tax reasons

If, as a result of any change in, or amendment to, the laws of the United States or the official interpretation thereof that is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of nationally recognized independent counsel selected by us, will become obligated within 90 days to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the Notes, then we may at any time at our option redeem, in whole, but not in part, the Notes on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the Notes to, but not including, the date fixed for redemption.

Book-entry delivery and settlement

We have obtained the information in this section concerning Euroclear and Clearstream and their book-entry systems and procedures from sources that we believe to be reliable. We take no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects our understanding of the rules and procedures of Euroclear and Clearstream as they are currently in effect. Those systems could change their rules and procedures at any time.

Global clearance and settlement

The Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”) and will be deposited with a common depositary for, and in respect of interests held through, Euroclear Bank S.A./ N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, societe anonyme (“Clearstream”). Except as described herein, certificates will not be issued in exchange for beneficial interests in the Global Notes.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.

Beneficial interest in the Global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be held in denominations of €100,000 and additional multiples of €1,000 in excess thereof. Investors may hold Notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems.

Owners of beneficial interests in the Global Notes will not be entitled to have Notes registered in their names, and will not receive or be entitled to receive physical delivery of Notes in definitive form. Except as provided below, beneficial owners will not be considered the owners or holders of the Notes under the Indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the Indenture. Accordingly, each beneficial owner must rely on the procedures of the clearing systems and, if such person is not a participant of the clearing systems, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. Under existing industry practices, if we request any action of holders or a beneficial owner desires to give or take any action which a holder is entitled to give or take under the Indenture, the clearing systems would authorize their participants holding the relevant beneficial interests to give or take action and the participants would authorize beneficial owners owning through the participants to give or take such action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the clearing systems to their participants, by the participants to indirect participants and by the participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in Global Notes.

Persons who are not Euroclear or Clearstream participants may beneficially own Notes held by the common depositary for Euroclear and Clearstream only through direct or indirect participants in Euroclear and Clearstream. So long as the common depositary for Euroclear and Clearstream is the registered owner of the Global Note, the common depositary for all purposes will be considered the sole holder of the Notes represented by the Global Note under the Indenture and the Global Notes.

Euroclear

Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.A. (the “Euroclear Operator”), under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation (the “Cooperative”).

All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear further advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Notes.

The Euroclear Operator advises as follows: under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Participants credited with such interests in securities on the Euroclear Operator’s records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it (such as dividends, voting rights and other entitlements) to any person credited with such interests in securities on its records.

Clearstream

Clearstream advises that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Customers”) and facilitates the clearance and settlement of securities transactions between Clearstream Customers through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream has established an electronic bridge with the Euroclear operator to facilitate the settlement of trades between Euroclear and Clearstream. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Clearstream’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a Clearstream Customer, either directly or indirectly.

Distributions with respect to the Notes held through Clearstream will be credited to cash accounts of Clearstream Customers in accordance with its rules and procedures.

Euroclear and clearstream arrangements

So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Notes for all purposes under the Indenture and the Notes. Payments of principal, interest and additional amounts, if any, in respect of the Global Notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof. None of us, the trustee, any underwriter and any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Distributions of principal and interest with respect to the Global Notes will be credited in euro to the extent received by Euroclear or Clearstream from the paying agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.

Because Euroclear and Clearstream can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.

Initial settlement

We understand that investors that hold their Notes through Euroclear or Clearstream accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Euroclear and Clearstream, Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day following the settlement date, for value on the settlement date.

Secondary market trading

Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Notes where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date.

We understand that secondary market trading between Euroclear and/or Clearstream participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the Notes through Euroclear and Clearstream on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Euroclear and Clearstream on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Notes, or to make or receive a payment or delivery of the Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Euroclear or Clearstream is used.

Euroclear or Clearstream will credit payments to the cash accounts of Euroclear participants or Clearstream customers, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. The Euroclear Operator or Clearstream, as the case may be, will take any other action permitted to be taken by a holder under the Indenture on behalf of a Euroclear participant or Clearstream customer only in accordance with its relevant rules and procedures.

Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of the Notes among participants of Euroclear and Clearstream. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated notes

Subject to certain conditions, the Notes represented by the Global Notes are exchangeable for certificated Notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and multiples of €1,000 in excess thereof if:

(1)	the common depositary (A) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2)	we, at our option, notify the Trustee in writing that we elect to cause the issuance of certificated Notes; or

(3)	there has occurred and is continuing an Event of Default with respect to the Notes.

In all cases, certificated Notes delivered in exchange for any Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the common depositary (in accordance with its customary procedures).

Payments (including principal, premium and interest) and transfers with respect to Notes in certificated form may be executed at the office or agency maintained for such purpose in London (initially the office of the paying agent maintained for such purpose) or, at our option, by check mailed to the holders thereof at the respective addresses set forth in the register of holders of the applicable Notes, provided that all payments (including principal, premium and interest) on Notes in certificated form, for which the holders thereof have given wire transfer instructions, will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. No service charge will be made for any registration of transfer, but payment of a sum sufficient to cover any tax or governmental charge payable in connection with that registration may be required.

The paying agent for the Notes will initially be The Bank of New York Mellon, London Branch.

Applicable law

The Notes and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

Material United States federal income tax considerations

In General

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition (including an exchange) of the Notes, but this summary does not purport to be a complete analysis of all potential tax effects to beneficial owners of the Notes.

•

The discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time and subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a beneficial owner of the Notes and the continued validity of this summary.

•

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances (such as the application of the alternative minimum tax) or that may be relevant to you because you are subject to special rules, including those applicable to financial institutions, mutual funds, real estate investment trusts, small business investment companies, S corporations, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, “controlled foreign corporations” or “passive foreign investment companies”, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, beneficial owners whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding Notes in tax-deferred or tax-advantaged accounts, shareholders or other equity holders in, or beneficiaries of, a beneficial owner of Notes, and persons holding the Notes as part of a “straddle,” “hedge,” “constructive sale,” “conversion transaction,” “synthetic security,” or other integrated transaction.

•

In addition, this discussion applies to you only if you purchase your Notes for cash in the original issue and at the Notes’ “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of Notes is sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers).

•	Moreover, except where specifically indicated, this summary does not discuss the effect of any other federal tax laws (i.e., estate and gift tax), or any state, local or non-U.S. tax laws.

•	Finally, the discussion deals only with Notes held as “capital assets” within the meaning of Section 1221 of the Code.

As used herein, “U.S. Holder” means a beneficial owner of the Notes that is:

•	an individual who is a citizen or resident of the United States,

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or of any state thereof or of the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•

a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions (or if a valid election is in place to treat the trust as a United States person).

A “Non-U.S. Holder” is a beneficial owner of the Notes that is an individual, corporation, estate or trust who or that is not a U.S. Holder.

An individual may, subject to certain exceptions, be deemed to be a resident of the United States for U.S. federal income tax purposes by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).

We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”), with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition (including an exchange) of the Notes or that any such position would not be sustained.

Please consult your own tax advisor with regard to the application of the tax consequences discussed below to your particular situation and the application of any other federal as well as state, local or non-U.S. tax laws and tax treaties, including gift and estate tax laws.

U.S. holders

This section applies to you if you are a U.S. Holder.

Interest payments

It is expected, and this discussion assumes, that the Notes will be issued without original issue discount. You will include in gross income the U.S. dollar value of stated interest as ordinary interest income at the time it is paid or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

In general, if you use the cash method of accounting, you will calculate the U.S. dollar value of payments of stated interest based on the U.S. dollar-euro exchange rate at the time you receive the payment, regardless of whether you actually convert the payment into U.S. dollars.

In general, if you use the accrual method of accounting, you will calculate the U.S. dollar value of accrued interest based on the average U.S. dollar-euro exchange rate during the applicable interest accrual period (or, with respect to an interest accrual period that spans two taxable years, the partial period within your taxable year). Alternatively, you may elect to calculate the U.S. dollar value of accrued interest based on the U.S. dollar-euro exchange rate on the last day of the applicable interest accrual period (or, with respect to an interest accrual period that spans two taxable years, the partial period within your taxable year) or, if the last day of the interest accrual period is within five business days of your receipt of the payment, the U.S. dollar-euro exchange rate on the date of receipt. Any such election must be applied to all debt instruments held by you and is irrevocable without the consent of the IRS.

If you use the accrual method of accounting, you will recognize foreign currency exchange gain or loss on the receipt of interest payments on your Notes to the extent that the U.S. dollar-euro exchange rate on the date such a payment is received differs from the rate used to accrue that interest income. The foreign currency exchange gain or loss generally will be treated as ordinary income or loss.

Sale or other taxable disposition of the notes

In general, you will have a tax basis in your Notes equal to the U.S. dollar value of the cost of such Notes. If you use the cash method of accounting and the Notes are traded on the New York Stock Exchange, you generally will calculate the U.S. dollar value of the cost of your Notes based on the U.S. dollar-euro exchange rate on the settlement date with respect to your acquisition of the Notes. If you use the accrual method of accounting, you generally will calculate the U.S. dollar value of the cost of your Notes based on the U.S. dollar-euro exchange rate on the date you acquire the Notes; however, if the Notes are traded on the New York Stock Exchange, you may elect to instead calculate the U.S. dollar value of the cost of your Notes based on the U.S. dollar-euro exchange rate on the settlement date with respect to your acquisition and disposition of the Notes. Any such election must be applied to all debt instruments held by you and is irrevocable without the consent of the IRS.

On the sale, exchange (other than in a tax-free transaction), redemption, retirement or other taxable disposition of Notes:

•

You will recognize taxable gain or loss equal to the difference between the U.S. dollar value of the amount realized upon such disposition (less any portion allocable to accrued and unpaid interest, which will be taxable as described above under the heading “—Interest”) and your tax basis in the Notes. Any such gain or loss will be foreign currency exchange gain or loss to the extent that the U.S. dollar value of the principal amount of the Notes that were sold, exchanged, redeemed, retired or otherwise disposed of differs from your tax basis in those Notes. Any such foreign currency exchange gain or loss generally will be treated as ordinary income or loss (but only to the extent of the total gain or loss realized on the transaction). If you use the cash method of accounting and the Notes are traded on the New York Stock Exchange, you generally will calculate the U.S. dollar value of the principal amount of Notes that you dispose of based on the U.S. dollar-euro exchange rate on the settlement date with respect to the disposition. If you use the accrual method of accounting, you generally will calculate the U.S. dollar value of the principal amount of Notes that you dispose of based on the U.S. dollar-euro exchange rate on the date of the disposition unless an election to use the settlement date applies instead.

•

Any gain or loss in excess of foreign currency exchange gain or loss will be capital gain or loss and will be a long-term capital gain or loss if you have held the Notes for more than one year. For individuals, and certain estates and trusts, long-term capital gains are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Receipt and disposition of Euros

Euros received as payment on the Notes or on a taxable sale, exchange, redemption, retirement or other disposition of Notes will have a tax basis equal to their U.S. dollar value at the time such payment is received or at the time of such disposition, as the case may be. Any foreign currency exchange gain or loss recognized on a taxable disposition of euros (including if you use euros to acquire Notes) generally will be ordinary income or loss.

Change of control triggering event

Because a Change of Control Triggering Event could require us to pay amounts in excess of the stated principal amount of the Notes, this contingency could cause the Notes to be treated as “contingent payment debt instruments” for U.S. federal income tax purposes unless the contingency is “remote” or “incidental.” We intend to take the position that the contingency is remote or incidental for U.S. federal income tax purposes. Our determination that the Notes should not be treated as contingent payment debt instruments will be binding on you unless you disclose a contrary position to the IRS in a manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS. If the IRS successfully asserts that the Notes should be treated as contingent payment debt instruments, you may be required to currently accrue income on the Notes at a rate in excess of stated interest, and would be required to treat as ordinary income (rather than as capital gain) any gain realized on the sale or other taxable disposition of the Notes. This discussion assumes that the Notes will not be treated as contingent payment debt instruments.

3.8% Medicare tax on investment income

A 3.8% “Medicare tax” will be imposed on the net investment income, including interest, dividends and capital gain, of certain U.S. individuals, estates and trusts. The 3.8% Medicare tax is calculated in a manner that is different from the regular U.S. federal income tax. You should consult your own tax advisor regarding the application of the 3.8% Medicare tax to you.

Information reporting and backup withholding

Certain non-exempt U.S. Holders will be subject to information reporting in respect of any payments that we may make or are made on our behalf on the Notes and the proceeds of any sale or other disposition of the Notes. In addition, backup withholding at a rate of 28% may apply unless you supply a taxpayer identification number and other information, certified under penalties of perjury, or you otherwise establish, in the manner prescribed by applicable law, an exemption from backup withholding. Amounts withheld under the backup withholding rules are not an additional tax and may be allowable as a refund or a credit against your U.S. federal income tax liability if you furnish the required information on a timely basis to the IRS.

Finally, you may be required to report any foreign currency exchange loss of $50,000 or more with respect to the Notes as a “reportable transaction” on IRS Form 8886. You should consult your own tax advisor regarding your information reporting obligations with respect to the Notes.

Non-U.S. holders

This section applies to you if you are a Non-U.S. Holder.

Interest payments

Subject to the discussion below concerning the Foreign Account Tax Compliance Act, effectively connected income and backup withholding, payments of interest on the Notes by us or any paying agent to you will not be subject to U.S. federal withholding tax, provided that you satisfy one of two tests.

•	The first test (the “portfolio interest” test) is satisfied if, for U.S. federal income tax purposes, you:

•	do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote;

•	are not a “controlled foreign corporation” related directly or indirectly to us through stock ownership; and

•

certify to the U.S. payor on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or appropriate substitute form), under penalties of perjury, that you are not a United States person for U.S. federal income tax purposes. If you hold the Notes through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent who will then be required to provide certification to the U.S. payor, either directly or through other intermediaries. Special rules apply to estates and trusts and, in certain circumstances, certifications as to foreign status of trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

•

The second test is satisfied if you are entitled to the benefits of an income tax treaty under which such interest is exempt from U.S. federal withholding tax, and you (or your agent) provide to us a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or an appropriate substitute form) claiming eligibility for the exemption.

Subject to the discussion below concerning effectively connected income, payments of interest on the Notes that do not meet the above-described requirements will be subject to a U.S. federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty) collected by means of withholding.

Sale or other taxable disposition of the notes

Subject to the discussion below concerning the Foreign Account Tax Compliance Act, effectively connected income and backup withholding, you will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the Notes unless you are an individual present in the United States for at least 183 days during the year in which you dispose of your Notes, and other conditions are satisfied. Such individuals will generally be subject to a flat 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by certain U.S.-source capital losses.

Effectively connected income

The preceding discussion assumes that the interest and gain you receive are not effectively connected with your conduct of a trade or business in the United States. If you are engaged in a trade or business in the United States (and, if an income tax treaty applies, you maintain a permanent establishment in the United States) and your investment in a Note is effectively connected with such trade or business (and, if an income tax treaty applies, is attributable to such permanent establishment), then:

•

You will be exempt from the 30% withholding tax on the interest (provided a certification requirement, generally on IRS Form W-8ECI, is met) and will instead generally be subject to regular U.S. federal income tax on any interest and gain with respect to the Notes in the same manner as if you were a U.S. Holder.

•

If you are a foreign corporation, you may be subject to an additional branch profits tax of 30% (or such lower rate provided by an applicable income tax treaty if you establish that you qualify to receive the benefits of such treaty).

•

If you are eligible for the benefits of an applicable tax treaty, any effectively connected income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States.

U.S. federal estate tax

If you are an individual and, for estate tax purposes, are not a citizen or resident of the United States at the time of your death, your Notes will not be includable in your gross estate for U.S. estate tax purposes, provided that (i) you do not at the time of your death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote and (ii) at the time of death, payments with respect to such Notes would not have been effectively connected with your conduct of a trade or business in the United States. In addition, the U.S. estate tax may not apply with respect to such Notes under the terms of an applicable estate tax treaty.

Foreign account tax compliance act

The Foreign Account Tax Compliance Act (“FATCA”), which was enacted as part of the HIRE Act of 2010, generally imposes a U.S. federal withholding tax of 30% on certain payments of interest and, after December 31, 2018, certain payments of gross proceeds from sales or redemptions of Notes made to a “foreign financial institution” (as defined for this purpose) (an “FFI”) unless the FFI (1) enters into an agreement with the

IRS (or is subject to an applicable intergovernmental agreement) to withhold on certain payments and to collect and provide to the IRS (or local revenue authorities if required under an applicable intergovernmental agreement) substantial information regarding U.S. account holders of the FFI and its affiliates (including certain account holders that are foreign entities with U.S. owners), and (2) the FFI provides the payor with a properly completed Form W-8BEN-E to document its status, which must include the FFI’s Global Intermediary Identification Number, obtained by registering online with the IRS. FATCA also imposes a 30% withholding tax on certain payments of interest and, after December 31, 2018, certain payments of gross proceeds from sales or redemptions of Notes made, to a “non-financial foreign entity” unless the entity provides the withholding agent with a properly completed IRS Form W-8BEN-E certifying that it does not have any substantial U.S. owners or identifying its direct and indirect substantial U.S. owners.

If a FATCA withholding tax were to apply to a payment made in respect of the Notes, neither we, as the Issuer, nor any paying agent nor any other person would be required under the terms and conditions of the Notes to pay any additional amount as a result of the FATCA withholding. Accordingly, any investor or intermediary that fails to document its exemption from FATCA may receive less interest or principal than expected.

Prospective investors should consult with their own tax advisors regarding the possible implications of FATCA with respect to an investment in the Notes. In addition, prospective investors whose Notes will be held through a bank or broker should consult their bank or broker about the likelihood that payments to the bank or broker (for credit to such investors) will become subject to withholding in the payment chain. Investors in the Notes could be affected by FATCA withholding if a financial institution or other intermediary in the payment chain, such as a bank or broker, through which they hold the Notes is subject to withholding because it fails to comply with the reporting requirements.

Information reporting and backup withholding

U.S. rules concerning information reporting and backup withholding applicable to you are as follows:

•

Interest payments that you receive will be automatically exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of an income tax treaty or the “portfolio interest” exception. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, information reporting may still apply to payments of interest (on IRS Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax.

•

Disposition proceeds that you receive on a disposition of Notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption, or do not provide the certification described above or the broker has actual knowledge or reason to know that you are a United States person for U.S. federal income tax purposes. In particular, information reporting and backup withholding may apply if you use the U.S. office of a broker, and information reporting (but generally not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States.

•

Amounts withheld under the backup withholding rules are not an additional tax and may be allowable as a refund or a credit against your U.S. federal income tax liability if you furnish the required information on a timely basis to the IRS.

•	We suggest that you consult your tax advisor concerning the application of information reporting and backup withholding rules.

Underwriting (Conflicts of Interest)

Under the terms and subject to the conditions set forth in the underwriting agreement, dated May 24, 2016 (the “Underwriting Agreement”), the underwriters named below (the “Underwriters”) have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amount of the Notes set forth opposite their respective names below:

Name	Principal Amount of Notes
HSBC Bank plc	€96,834,000
J.P. Morgan Securities plc	96,833,000
Merrill Lynch International	96,833,000
Banco Bilbao Vizcaya Argentaria, S.A.	11,900,000
Banco Santander, S.A.	11,900,000
Lloyds Bank plc	11,900,000
Scotiabank Europe plc	11,900,000
SMBC Nikko Capital Markets Limited	11,900,000

Total	€350,000,000

The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriting Agreement also provides that actions taken by HSBC Bank plc, J.P. Morgan Securities plc and Merrill Lynch International under the Underwriting Agreement and on behalf of the Underwriters will be binding upon the Underwriters. The offering of the Notes by the Underwriters is subject to receipt and acceptance and subject to the Underwriters’ right to reject any order in whole or in part. The Underwriters are obligated to take and pay for all the Notes if any are taken.

The Underwriters propose initially to offer the Notes to investors at the offering price set forth on the cover page hereof. After the Notes are released for sale, the offering price and other selling terms may from time to time be varied by the Underwriters.

Expenses associated with this offering, to be paid by the Company, are estimated to be €600,000.

The Company has agreed to indemnify against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, among other things, including liabilities under the Securities Act of 1933, as amended.

The Notes are a new issue of securities, and there is currently no established trading market for the Notes. We intend to apply for the Notes to be listed on the New York Stock Exchange. However, the Company cannot guarantee that such listing will be obtained. Accordingly, no assurance can be given as to the liquidity of the trading market for the Notes.

We expect that delivery of the Notes will be made to investors on or about June 1, 2016, which will be the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

Certain of the Underwriters and their respective affiliates engage in transactions with, and perform services for, the Company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with the Company, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The Notes are offered for sale in those jurisdictions where it is lawful to make such offers.

Conflicts of interest

As described herein under the heading “Use of Proceeds”, net proceeds from the sale of the Notes may be used to repay commercial paper. One or more of the underwriters participating in the sale of the Notes or their affiliates may hold positions in our commercial paper. To the extent that net proceeds from the sale of the Notes are applied to repay commercial paper held by any of the underwriters or their affiliates, they will receive proceeds of this offering through the repayment of that commercial paper. If 5% or more of the net proceeds from the sale of the Notes (not including underwriting discounts) is used to repay commercial paper held by at least one of the underwriters or their affiliates, the sale of the Notes will be conducted in accordance with FINRA Rule 5121. In such event, such underwriter or underwriters will not confirm sales of the Notes to accounts over which they exercise discretionary authority without the prior written approval of the customer.

Selling restrictions

European economic area

In relation to each Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (“the relevant implementation date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the joint book-running managers for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require a prospectus to be published pursuant to Article 3 of the Prospectus Directive.

The expression an “offer of notes” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state. The expression “Prospectus Directive” means European Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in the Relevant Member State. The expression “2010 PD Amending Directive” means European Directive 2010/73/EU.

United Kingdom

Each Underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance of Hong Kong (Cap. 571) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance of Hong Kong (Cap. 32) (the “CMO”) or which do not constitute an offer or invitation to the public for the purposes of the CMO or the SFO. No advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined under the SFO and any rules made thereunder.

Japan

The Notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Act of Japan. Each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except (i) pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

This prospectus supplement and accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed for or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) where the transfer is by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Legal opinions

The validity of the Notes offered hereby will be passed on for the Company by its internal legal counsel. Certain legal matters related to the Notes will be passed upon for the Underwriters by Drinker Biddle & Reath LLP and Davis Polk & Wardwell LLP. Drinker Biddle & Reath LLP provides legal services to the Company from time to time.

Prospectus

AIR PRODUCTS AND CHEMICALS, INC.

SENIOR DEBT SECURITIES

PREFERRED STOCK

DEPOSITARY SHARES

COMMON STOCK

WARRANTS

Investing in these securities involves certain risks. See “Item 1A — Risk Factors” beginning on page 9 of Air Products and Chemicals, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014, which is incorporated by reference herein.

We may offer these securities in one or more offerings. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol APD.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 24, 2014

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC” or the “Commission”). You may read and copy any document we file at the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the SEC’s Public Reference Room. You may also access our SEC filings at the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and their amendments, except information furnished under Item 2.02 or Item 7.01 of Form 8-K, which is neither deemed filed nor incorporated by reference herein and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, filed with the SEC on November 24, 2014;

•	Our Current Report on Form 8-K dated November 21, 2014 and filed on November 21, 2014; and

•	The description of our common stock in Exhibit 99.1 to our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, filed with the SEC on November 24, 2014.

You may request a copy of these filings at no cost, by writing to or telephoning us at:

Corporate Secretary’s Office

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, Pennsylvania 18195-1501

Telephone: (610) 481-4911

You should rely only on the information incorporated by reference or provided in this prospectus or the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document which we incorporate by reference is accurate as of any date other than the date on its cover.

THE COMPANY

Air Products and Chemicals, Inc. is a Delaware corporation originally founded in 1940. We serve energy, electronics, chemicals, metals and manufacturing customers globally with a unique portfolio of products, services and solutions that include atmospheric gases, process and specialty gases, performance materials, equipment and services. We are the world’s largest supplier of hydrogen and helium and have built leading positions in growth markets such as refinery hydrogen, semiconductor materials, natural gas liquefaction, and advanced coatings and adhesives. As used in this prospectus, unless the context indicates otherwise, the terms “we,” “our,” “us,” the “Company,” or “registrant” include controlled subsidiaries and predecessors of the registrant and its subsidiaries.

RATIOS OF EARNINGS TO FIXED CHARGES

	YEAR ENDED SEPTEMBER 30,
	2010	2011	2012	2013	2014
Ratio of earnings to fixed charges	8.8	10.3	8.0	7.7	8.0

The ratio of earnings to fixed charges is determined by dividing adjusted earnings, which includes income from continuing operations before taxes, undistributed earnings of less-than-fifty-percent-owned affiliates, fixed charges (excluding capitalized interest), capitalized interest amortized during the period and noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges, by fixed charges. Fixed charges consist of interest on all indebtedness plus that portion of operating lease rentals representative of the interest factor (deemed to be 21% of operating lease rentals).

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, redemption of common stock or preferred stock and the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF SECURITIES

Senior Debt Securities

The following description of the terms of the debt securities sets forth general terms that may apply to the debt securities. The particular terms of any debt securities will be described in the prospectus supplement relating to those debt securities.

The debt securities will be our senior debt securities. The debt securities will be issued under an indenture dated as of January 10, 1995, between us and The Bank of New York Mellon Trust Company, N.A. as successor to U.S. Bank National Association (formerly, Wachovia Bank, National Association and initially First Fidelity Bank, National Association), as trustee (the “Indenture”). The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

The following is a summary of the most important provisions of the Indenture. A copy of the Indenture is an exhibit to the registration statement of which this prospectus is a part. Section references below are to the section in the Indenture. The referenced sections of the Indenture are incorporated by reference.

General

The Indenture does not limit the amount of debt securities that we may issue. The Indenture provides that debt securities may be issued up to the principal amount authorized by us from time to time. The debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt.

The debt securities may be issued in one or more separate series. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount issued;

•	the maturity date or dates, or the method of determining the maturity dates;

•	the interest rate or rates, or the method of determining those rates;

•	the interest payment dates and the regular record dates;

•	the places where payments may be made;

•	any mandatory or optional redemption provisions;

•	any sinking fund or analogous provisions;

•	the portion of principal amount of the debt security payable upon acceleration of maturity if other than the full principal amount;

•	any deletions of, or changes or additions to, the events of default or covenants;

•	the form of the debt securities;

•	if other than U.S. dollars, the currency or currencies, including composite currencies, in which payments on the debt securities will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the method of determining the amount of any payments on the debt securities which are linked to an index;

•	whether the debt securities will be issued in the form of one or more global securities in temporary or definitive form;

•	any terms relating to the delivery of the debt securities if they are to be issued upon the exercise of warrants;

•	whether and on what terms we will pay additional amounts to holders of the debt securities that are not U.S. persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

•	any conversion or exchange provisions;

•	any terms for the attachment to the debt securities of warrants, options or other rights to purchase or sell our securities;

•	any special United States Federal income tax or other considerations with respect to the debt securities; and

•	any other specific terms of the debt securities.

(Section 2.3)

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or an integral multiple of $1,000. (Section 2.8)

We may issue some of the debt securities as original issue discount debt securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount.

Certain Covenants of the Company

Limitation on Liens — Subject to the exceptions set forth below under “Exempted Indebtedness,” we covenant that we will not create or assume, nor will we permit any Restricted Subsidiary (as hereinafter defined) to create or assume, any,

•	mortgage

•	security interest,

•	pledge, or

•	lien

(together, we refer to these transactions as “liens”) of or upon any Principal Property (as defined below) or shares of capital stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without equally and ratably securing the outstanding debt securities. This restriction will not apply to certain permitted liens, including the following:

(i)	liens on any Principal Property (including any underlying real estate) which are created or assumed contemporaneously with, or within 120 days after (or in the case of any such Principal Property which is being financed on the basis of long-term contracts or similar financing arrangements for which a firm commitment is made by one or more banks, insurance companies or other lenders or investors (not including us or any Restricted Subsidiary), then within 360 days after), the completion of the acquisition, construction or improvement of such Principal Property to secure or provide for the payment of any part of the purchase price of such property or the cost of such construction or improvement, or liens on any Principal Property existing at the time of acquisition thereof;

(ii)	liens on property or shares of capital stock or indebtedness of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation substantially as an entirety to us or a Restricted Subsidiary;

(iii)	liens on property or shares of capital stock or indebtedness of a corporation existing at the time such corporation becomes a Restricted Subsidiary;

(iv)	liens to secure indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary, but only so long as such indebtedness is held by us or a Restricted Subsidiary;

(v)	liens in favor of the United States of America or any State thereof, or any department, agency or political subdivision of the United States of America or any State thereof, to secure certain payments pursuant to any contract or statute, including liens to secure indebtedness of the pollution control or industrial revenue bond type, or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving property subject to such liens;

(vi)	liens in favor of any customer arising in respect of certain payments made by or on behalf of such customer for goods produced for or services rendered to such customer in the ordinary course of business not exceeding the amount of such payments;

(vii)	liens to extend, renew or replace in whole or in part any lien referred to in the foregoing clauses (i) to (vi), or in this clause (vii), or any lien created prior to and existing on the date of the Indenture, provided that the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property subject to the lien so extended, renewed or replaced (plus improvements on such property); and

(viii)	certain statutory liens, liens for taxes and certain other liens.

(Section 3.6)

Limitations on Sale and Lease-Back Transactions — Subject to the exceptions set forth below under “Exempted Indebtedness,” sale and lease-back transactions by us or any Restricted Subsidiary of any Principal Property which has been owned and operated by us or a Restricted Subsidiary for more than 120 days are prohibited unless

(i)	the property involved is property which could be the subject of a lien without equally and ratably securing the debt securities;

(ii)	an amount equal to the Attributable Debt (as hereinafter defined) of any such sale and lease-back transaction is applied to the acquisition of another Principal Property of equal or greater fair market value or to retirement of indebtedness for borrowed money (including the securities) which by its terms matures on or is renewable at the option of the obligor to a date more than twelve months after the creation of such indebtedness; or

(iii)	the lease involved is for a term (including renewals) of not more than three years.

(Section 3.7)

Exempted Indebtedness — Either we or a Restricted Subsidiary may create or assume liens and enter into sale and lease-back transactions, notwithstanding the limitations outlined above, provided that at the time thereof and after giving effect thereto the aggregate amount of indebtedness secured by all such liens and Attributable Debt of all such sale and lease-back transactions outstanding shall not exceed 5% of Consolidated Net Tangible Assets (as hereinafter defined). (Section 3.8)

Limitations on Mergers, Consolidations and Sales of Assets — If, upon our consolidation or merger with or into any other corporation, or upon any sale, conveyance or lease of substantially all our properties, any Principal Property would become subject to any lien, we, prior to such event, will secure the debt securities equally and ratably with any of our other obligations then entitled thereto by a direct lien on all such Principal Property prior to all other liens other than any theretofore existing thereon. (Section 3.9)

Certain Definitions

The term “Restricted Subsidiary” means any Subsidiary

(a)	substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America and

(b)	which owns or leases a Principal Property.

The term “Principal Property” means any manufacturing plant, research facility or warehouse owned or leased by us or any of our subsidiaries which is located within the United States and has a net book value exceeding the greater of $5,000,000 and 1% of the shareholders’ equity of our company and our consolidated subsidiaries, excluding any property which the board of directors by resolution declares is not of material importance to our total business as consolidated with the business of our subsidiaries.

The term “Attributable Debt” means the present value (discounted as provided in the senior indenture) of the obligation of a lessee for required rental payments for the remaining term of any lease.

The term “Consolidated Net Tangible Assets” means at any time the total of all assets appearing on the most recent consolidated balance sheet of our company and our consolidated subsidiaries, prepared in accordance with generally accepted accounting principles, at our and their net book values (after deducting related depreciation, depletion, amortization and all other valuation reserves which, in accordance with such principles, are set aside in connection with the business conducted), but excluding goodwill, trademarks, patents, unamortized debt discount and all other like segregated intangible assets, and amounts on the asset side of such balance sheet for our capital stock, all as determined in accordance with such principles, less Consolidated Current Liabilities.

The term “Consolidated Current Liabilities” means the aggregate of the current liabilities of us and our consolidated subsidiaries appearing on the consolidated balance sheet of our company and our consolidated subsidiaries, all as determined in accordance with generally accepted accounting principles.

(Section 1.1)

Other than the restrictions on liens and sale and lease-back transactions described above, neither the Indenture nor the debt securities afford you protection in the event of a highly leveraged transaction involving us or any of our subsidiaries, including any takeover, recapitalization or other restructuring that may result in a sudden and significant decline in credit rating.

Events of Default, Waiver and Notice

As to any series of securities, an “event of default” is defined in the Indenture as being any of the following events:

(i)	default for 30 days in the payment of any interest on the securities of such series;

(ii)	default in the payment of principal or premium due on the securities of any series;

(iii)	default in the payment of any sinking fund installment on the securities of such series, when due;

(iv)	our default for 90 days in the performance of any other of the covenants or agreements in the Indenture (other than those set forth exclusively in the terms of any other series of securities);

(v)	certain events of bankruptcy, insolvency and reorganization of our company; or

(vi)	any other events as may be established in any applicable supplement.

(Section 5.1)

No event of default with respect to any particular series of securities necessarily constitutes an event of default with respect to any other series of securities. (Section 5.11)

The trustee must give notice of a default to the holders of the series of debt securities on which the default exists within 90 days unless the default is cured or waived. However, the trustee may withhold this notice if the trustee considers it in the interest of the holders of securities of such series to do so. The trustee may not withhold notice in the event of a payment default with regard to principal, interest or a sinking fund. (Section 5.11)

If an event of default has occurred and is continuing:

•	and the event of default is as described in clause (i), (ii) or (iii) above, either the trustee or the holders of 25% in principal amount of the securities of such series then outstanding may declare the principal (or, in the case of discounted securities, the amount specified in the terms thereof) of all such securities to be due and payable immediately.

•	and the event of default is as described in clause (iv) or (v) above, either the trustee or the holders of not less than 25% in principal amount of all affected securities, voting as a single class, may declare the principal (or, in the case of discounted securities, the amount specified in the terms thereof) of all securities to be due and payable immediately.

However, upon certain conditions, past defaults of the type described in clause (iv) or (v) above may be waived by the holders of a majority in principal amount of the affected securities then outstanding, except for defaults in

•	the payment of principal of, or any premium or interest on, such securities or

•	with respect to any covenant or provision which may not be amended without the approval of each holder affected.

(Sections 5.1 and 5.10)

The holders of a majority in principal amount of the securities of each series affected, voting as a separate class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the Indenture, subject to certain limitations specified in the Indenture, provided that the holders of securities shall have offered to the trustee reasonable indemnity against costs, expenses and liabilities. (Sections 5.9 and 6.2(d)) We must certify to the trustee on a yearly basis as to the absence of certain defaults. (Section 3.5)

Modification of the Indenture

Together with the trustee, and subject to the consent of the holders of at least 66 2/3% of the outstanding principal amount of the outstanding debt securities of all affected series, we may modify the Indenture or any supplement to the Indenture. Without the consent of each affected holder, we may not:

(i)	extend the final maturity of any security;

(ii)	reduce the principal amount or rate of interest of any security;

(iii)	extend the time of payment of interest of any security;

(iv)	reduce the amount payable upon the redemption of any security;

(v)	reduce the amount of the principal of a discounted security payable upon acceleration of the maturity of the security or in the event of bankruptcy;

(vi)	impair the right to institute suit to enforce payment or repayment; or

(vii)	change the provisions in the indenture that relate to its modification or amendment.

(Section 8.2)

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A., the trustee under the Indenture, also performs certain cash management services for, and has provided in the past, and may provide in the future, certain credit facilities to, us in the normal course of business.

Defeasance of the Indenture and Securities

We may, at any time, satisfy our obligations with respect to any payments of principal, premium or interest of any security or securities of any series by depositing in trust with the trustee:

(a) money (in the currency in which the securities are payable),

(b) in the case of securities denominated in U.S. dollars, U.S. Government Obligations (as defined in the Indenture), or a combination of U.S. Government Obligations and money, or

(c) in the case of securities denominated in a foreign currency, Foreign Government Securities (as defined in the Indenture) or a combination of Foreign Government Securities and money.

If the deposit is sufficient to make all payments of interest, principal and premium when due, our obligations with respect to such securities will be discharged and terminated (except as to certain of our obligations to the trustee), and you will be able to look only to the trust fund for any payment of principal, premium and interest on securities of such series until maturity or redemption. (Article Ten)

Under United States Federal income tax law, any deposit as described just above is viewed as a taxable exchange of the securities deposited in the trust for interests in, or for an instrument representing indebtedness of, the trust. Accordingly, at such time as we may elect to deposit securities in a trust as described above, you would be required to recognize taxable gain or loss as if the securities had been sold for an amount equal to the sum of the amount of money and the fair market value of the securities held in the trust (or, alternatively, the value of the instrument). You then may be required to include in taxable income your share of the income, gain and loss of the trust.

Alternatively, the trust might be considered a separate taxable entity, in which case you might also be taxable on original issue discount as well as interest on the instrument. You should consult your own advisors with respect to the more detailed tax consequences of such deposit and discharge, including possible liabilities with regard to tax laws other than United States Federal income tax law.

Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the accompanying prospectus supplement.

Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of that global security to the accounts of participants in the depositary. Ownership of beneficial interests in a global security will be limited to participants or persons that hold interests through participants.

So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by that global security. Except as provided in the Indenture, owners of beneficial interests in securities represented by a global security will not

(a) be entitled to have such securities registered in their names,

(b) receive or be entitled to receive physical delivery of certificates representing such securities in definitive form,

(c) be considered the owners or holders thereof under the Indenture or

(d) have any rights under the Indenture.

We may, in our sole discretion, at any time determine that any series of securities issued or issuable in the form of a global security shall no longer be represented by such global security and such global security shall be exchanged for securities in definitive form pursuant to the Indenture.

(Section 2.14)

Preferred Stock

The following is a description of general terms and provisions of the preferred stock. The particular terms of any series of preferred stock will be described in the applicable prospectus supplement.

All of the terms of the preferred stock are, or will be, contained in our Restated Certificate of Incorporation, as amended, and the certificate of amendment relating to each series of the preferred stock, which will be filed with the SEC at or prior to the time of issuance of the series of the preferred stock.

We are authorized to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share. As of October 31, 2014, no shares of preferred stock were outstanding. Subject to limitations prescribed by law, the board of directors is authorized at any time to issue one or more series of preferred stock.

The board of directors is authorized to determine, for each series of preferred stock, and the prospectus supplement will set forth with respect to the series the following information:

•	the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock;

•	the number of shares in any series;

•	whether dividends on that series of preferred stock will be cumulative;

•	the dividend rate (or method for determining the rate);

•	any liquidation preference per share of that series of preferred stock;

•	any conversion provisions applicable to that series of preferred stock;

•	any redemption or sinking fund provisions applicable to that series of preferred stock;

•	any voting rights of that series of preferred stock; and

•	the terms of any other preferences or rights applicable to that series of preferred stock.

The preferred stock, when issued, will be fully paid and non-assessable.

Dividends

Holders of preferred stock will be entitled to receive, when, as and if declared by the board of directors, cash dividends at the rates and on the dates as set forth in the prospectus supplement. Generally, no dividends will be declared or paid on any series of preferred stock unless full dividends for all series of preferred stock, including any cumulative dividends still owing, have been or contemporaneously are declared and paid. When those dividends are not paid in full, dividends will be declared pro-rata so that the amount of dividends declared per share on each series of preferred stock will bear to each other series the same ratio that accrued dividends per share for each respective series of preferred stock bear to aggregate accrued dividends for all outstanding shares of preferred stock. In addition, generally, unless all dividends on the preferred stock have been paid, no dividends will be declared or paid on the common stock and we may not redeem or purchase any common stock.

Payment of dividends on any series of preferred stock may be restricted by loan agreements, indentures and other transactions we may enter into.

Liquidation

If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of common stock. If the amounts payable with respect to preferred stock are not paid in full, the holders of preferred stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of preferred stock are paid in full, they will have no right or claim to any of our remaining assets.

Neither the par value nor the liquidation preference is indicative of the price at which the preferred stock will actually trade on or after the date of issuance.

Voting

Generally, the holders of preferred stock will not be entitled to vote except as set forth in the prospectus supplement, the Restated Certificate of Incorporation, as amended, or certificate of amendment or as otherwise required by law.

No Other Rights

The shares of a series of preferred stock will not have any preemptive rights, preferences, voting powers or relative, participating, optional or other special rights except as set forth in the prospectus supplement, the Restated Certificate of Incorporation, as amended, or certificate of amendment or as otherwise required by law.

Transfer Agent and Registrar

The transfer agent for each series of preferred stock will be designated in the prospectus supplement.

Depositary Shares

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts evidencing the depositary shares. The depositary will be a bank or trust company selected by us. The depositary will also act as the transfer agent, registrar and dividend disbursing agent for the depositary shares.

Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The following is a summary of the most important terms of the depositary shares. The deposit agreement, our Restated Certificate of Incorporation, as amended, and the certificate of amendment for the applicable series of preferred stock that are, or will be, filed with the SEC will set forth all of the terms relating to the depositary shares.

Dividends

The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The record date for the depositary shares will be the same date as the record date for the preferred stock.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution. However, if the depositary determines that it is not feasible to make the distribution, the depositary may, with our approval, adopt another method for the distribution.

The method may include selling the property and distributing the net proceeds to the holders.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not less than 35 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares.

Voting

Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with the instructions of the holders of the depositary receipts. We will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. These holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than any change in fees, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or the depositary only if:

•	all outstanding depositary shares have been redeemed or

•	there has been a final distribution in respect of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt if the charges are not paid.

Reports to Holders

The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Liability and Legal Proceedings

Neither we nor the depositary will be liable if either of us are prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal. In addition, the successor depositary must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

United States Federal Income Tax Consequences

Owners of the depositary shares will be treated for United States Federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. Accordingly, the owners will be entitled to take into account for United States Federal income tax purposes income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

•	no gain or loss will be recognized for United States Federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares;

•	the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged; and

•	the holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which the person owned the depositary shares.

The prospectus supplement for each series of preferred stock may include a description of additional applicable United States Federal income tax or other considerations with respect to the preferred stock.

Common Stock

As of the date of this prospectus, we are authorized to issue up to 300,000,000 shares of common stock, $1.00 par value per share. As of October 31, 2014, 213,710,798 shares of common stock were outstanding.

Dividends

Holders of common stock are entitled to receive dividends, in cash, securities, or property, as may from time to time be declared by our board of directors, subject to the rights of the holders of the preferred stock.

Voting

Each holder of common stock is entitled to one vote per share on all matters requiring a vote of the stockholders.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up, the holders of common stock will be entitled to share equally in our assets available for distribution after payment in full of all debts and after the holders of preferred stock have received their liquidation preferences in full.

Statutory Provisions

Section 203 of the Delaware General Corporation Law (“DGCL”) prohibits a defined set of transactions between a Delaware corporation, such as us, and an interested stockholder. An interested stockholder is generally defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision may prohibit business combinations between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder. The term business combination is broadly defined to include mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

This prohibition is effective unless:

•	the business combination is approved by the corporation’s board of directors prior to the time the interested stockholder becomes an interested stockholder;

•	the interested stockholder acquired at least 85% of the voting stock of the corporation, other than stock held by directors who are also officers or by qualified employee stock plans, in the transaction in which it becomes an interested stockholder; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, the prohibitions do not apply to business combinations with persons who were stockholders before we became subject to Section 203.

Certificate of Incorporation and By-Law Provisions

Vacancies, and newly-created directorships resulting from any increase in the size of our board, may be filled by a majority vote of all remaining directors, even if the directors then on the board do not constitute a quorum or only one director is left in office. Furthermore, directors serving on our board can only be removed by stockholders for cause.

As of November 24, 2014, our Restated Certificate of Incorporation, as amended, divides our board of directors into three classes of directors serving staggered, three-year terms. At our 2014 annual meeting of stockholders, the Company’s stockholders approved amendments to our Restated Certificate of Incorporation, as amended, that will phase out and eliminate the classified board to provide for annual election of all directors. Starting with our 2017 annual meeting of stockholders, our board of directors will cease to be classified and all directors at that meeting and each meeting thereafter will be elected for a term expiring at the next annual meeting. Additionally, once the board of directors ceases to be classified in 2017, directors may be removed with or without cause.

These provisions, together with the provisions of Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control or the removal of existing management, of deterring potential acquirors from making an offer to our stockholders and of limiting any opportunity to realize premiums over prevailing market prices for our common stock in connection therewith. This could be the case notwithstanding that a majority of our stockholders might benefit from such a change in control or offer.

Our By-laws contain a forum selection provision for the adjudication of certain disputes. Unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL; or (d) any action asserting a claim governed by the internal affairs doctrine will be the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to the forum selection provision of our By-laws.

Miscellaneous

Shares of common stock are not redeemable and have no subscription, conversion or preemptive rights.

Warrants

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with our debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with the offering of warrants.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including the following:

•	the title of the warrants;

•	any offering price for the warrants;

•	the aggregate number of the warrants;

•	the designation and terms of the securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities together with which the warrants are issued and the number of warrants issued with each security;

•	any date from and after which the warrants and any securities issued with them will be separately transferable;

•	the principal amount of or number of shares of stock that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the warrants will commence and expire;

•	any minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price and the exercise price are payable;

•	if applicable, a discussion of material United States Federal, or other income tax considerations;

•	any antidilution provisions of the warrants;

•	any redemption or call provisions applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants;

•	whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form; and

•	any information with respect to book-entry procedures.

PLAN OF DISTRIBUTION

We may sell the securities in any of four ways:

(i)	directly to purchasers;

(ii)	through underwriters;

(iii)	through agents; or

(iv)	through dealers.

We may solicit offers to purchase securities directly or by the means of designated agents from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended, involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

LEGAL OPINIONS

The legality of the securities in respect of which this prospectus is being delivered will be passed on for us by Ann E. Padjen, Esq., Senior Corporate and Finance Counsel for the Company, unless otherwise set forth in the prospectus supplement relating to such securities. We pay a salary to Ms. Padjen in her indicated capacity, she is a participant in various employee benefit plans offered to our employees generally, and she owns shares of our common stock and participates in our long-term incentive program, which entitles executives to stock options and deferred stock units. The validity of any securities offered in the prospectus supplement relating to such securities will be passed upon for any underwriters or agents by counsel to be named in the prospectus supplement relating to such securities.

EXPERTS

The Company’s consolidated financial statements and schedule as of 30 September 2014 and 2013, and for each of the years in the three-year period ended 30 September 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of 30 September 2014 have been incorporated by reference herein in reliance of the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

€350,000,000

Air Products and Chemicals, Inc.

0.375% Notes due 2021

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BOFA MERRILL LYNCH

HSBC

J.P. MORGAN

Co-Managers

Banco Bilbao Vizcaya Argentaria, S.A.

Lloyds Bank

Santander

Scotiabank

SMBC Nikko

May 24, 2016